Exhibit 16.1

October 15, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Renovacor, Inc. under Item 16.1 of its Form S-1 dated October 15, 2021 regarding the dismissal of Marcum LLP as the independent registered public accounting of Chardan Healthcare Acquisition 2 Corp. effective September 2, 2021. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Renovacor, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP